Exhibit 10.23

Privileged & Confidential

Cure Aggregator, LLC

Dear Vivian,

We are pleased to present you with this Incentive Unit Award Agreement, with the terms and conditions as set forth below (the “Supplemental Provisions”) and in Annex A, which are incorporated into the Supplemental Provisions by reference (the “Terms Agreement,” collectively with the Supplemental Provisions, this “Unit Agreement”) between yourself, as the Grantee, Cure Aggregator, LLC (formerly known as Chloe Ox Aggregator, LLC), a Delaware limited liability company (the “Company”), and Cure TopCo, LLC (formerly known as Chloe Ox Holdings, LLC), a Delaware limited liability company (“Holdings”), which shall be effective as of the Date of Grant.

Section 1. Key Terms.

Grantee:	Vivian Riefberg
Date of Grant:	February 14, 2020
Floor Amount as of the Date of Grant:	$2,258,064,516
Incentive Units:	1,544
Corresponding Holdings Units:	1,544
Time-Based Units:	772
Performance-Based Units:	772

LLC Agreement: means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 12, 2020, as amended from time to time.

Combination Closing Date: means the date of the closing of the transactions contemplated by Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of November 14, 2019, by and between Holdings and Remedy Partners, LLC (formerly known as Remedy Partners, Inc.).

Section 2. Time-Based Units Vesting Schedule. Fifty percent (50%) of the Incentive Units shall be subject to time-based vesting conditions (together the “Time-Based Units”) and, subject to the terms of this Unit Agreement, shall vest as set forth below (the “Time-Based Units Vesting Schedule”):

25% on the first anniversary of the Combination Closing Date

25% on the second anniversary of the Combination Closing Date

25% on the third anniversary of the Combination Closing Date

25% on the fourth anniversary of the Combination Closing Date

Section 3. Performance-Based Units Vesting Schedule. Fifty percent (50%) of the Incentive Units shall be subject to performance-based vesting conditions (together the “Performance-Based Units”) and, subject to the terms of this Unit Agreement, shall as set forth below (the “Performance-Based Units Vesting Schedule”):

Percentage Vesting	Cash-on-Cash Return
0.00%	Less than 2.00 times Base Equity Value
100.00%	2.00 times or more Base Equity Value

Section 4. Accredited Investor. In addition to the representations and warranties set forth in Section 6.3 of the Terms Agreement, the Grantee hereby represents and warrants that the Grantee is an “accredited investor” as defined in Rule 501(a)(6) of Regulation D of the Securities Act as the result of having (i) individual income in excess of $200,000 in each of 2018 and 2019, or joint income with Grantee’s spouse in excess of $300,000 in each of 2018 and 2019, and (ii) a reasonable expectation of having individual income in excess of $200,000 in 2020, or joint income with Grantee’s spouse in excess of $300,000 in 2020.

Capitalized terms used but not defined in this Unit Agreement shall have the meaning ascribed to them in the LLC Agreement.

[Signature Page Follows]

In witness whereof, the parties hereto have executed this Unit Agreement, effective as of the Date of Grant.

Cure Aggregator, LLC (f/k/a Chloe Ox Aggregator, LLC)

By:	/s/ Kyle Peterson
Name:	Kyle Peterson
Title:	Authorized Person

Cure TopCo, LLC (f/k/a Chloe Ox Holdings, LLC)

By:	/s/ Kyle Peterson
Name:	Kyle Peterson
Title:	Authorized Person

[Company Signature Page to Unit Agreement]

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS UNIT AGREEMENT AND THE LLC AGREEMENT, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THE INCENTIVE UNITS HEREUNDER AGREES TO BE BOUND BY THE TERMS OF THIS UNIT AGREEMENT AND THE LLC AGREEMENT.

Agreed and acknowledged as of the Date of Grant:

/s/ Vivian Riefberg
Grantee: Vivian Riefberg

Annex A

TERMS AGREEMENT

Section 1.

1.1. Issuance.

(a) Upon execution of this Unit Agreement, the Company will issue to the Grantee and the Grantee will receive, the number of Class C Units of the Company (the “Incentive Units”) specified in Section 1 of the Supplemental Provisions, subject to the provisions of the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 12 2020 (as may be amended from time to time, the “LLC Agreement”). Each Incentive Unit will correspond to a Class C Common Unit of Holdings (a “Corresponding Holdings Unit”), the aggregate amount of which is specified in the Supplemental Provisions, with the same vesting, forfeiture, and other conditions applicable to the Incentive Units, and subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of November 27, 2019 (as may be amended from time to time, the “Holdings LLC Agreement”).

(b) The “Floor Amount” as of the Date of Grant, as such term is used herein and in the Holdings LLC Agreement, is the amount set forth in the Supplemental Provisions, which shall result in the Vested Portion being entitled to Distributions in respect of the Corresponding Holdings Units pursuant to Section 4.1(b) of the Holdings LLC Agreement in accordance with the terms thereof upon satisfaction of the Distribution obligations set forth in Section 4.1(a) of the Holdings LLC Agreement.

(c) The Incentive Units will be subject to (i) the Vesting Schedule and conditions set forth in Section 2 of the Supplemental Provisions and (ii) the vesting conditions set forth in Section 2 herein.

1.2. Characterization as Profits Interests. The parties intend to characterize the Incentive Units issued hereunder as “profits interests” within the meaning of Revenue Procedures 93-27 (1993-2 C.B. 343) and 2001-43 (2001-2 C.B. 191). Prior to or after the issuance of the Incentive Units pursuant to this Unit Agreement, the Grantee shall execute and deliver to the IRS an election under Section 83(b) of the Code in substantially the form attached hereto as Exhibit 1 with respect to the Incentive Units (together, the “83(b) Elections”) on a protective basis. The Grantee understands that (i) in making the 83(b) Elections, the Grantee may be taxed at the time the Incentive Units are received hereunder to the extent the Fair Market Value of the Incentive Units exceeds the price for such Incentive Units and (ii) in order to be effective, the 83(b) Elections must be filed with the IRS within thirty (30) days after the Date of Grant. The Grantee hereby acknowledges that: (x) the foregoing description of the tax consequences of the 83(b) Elections is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences; (y) none of the Company, Holdings, NM Members, any of their respective Affiliates or any of their respective partners, members, equityholders, directors, officers, employees, agents or representatives (each, a “Related Person”) has provided or is providing the Grantee with tax advice regarding the 83(b) Elections or any other matter, and the Company, Holdings and the NM Members and their respective Affiliates have urged the Grantee to consult the Grantee’s own tax advisor with respect to income taxation consequences of receiving, holding and disposing of the Incentive Units; and (z) none of the Company, Holdings, NM Members or any other Related Person has advised the Grantee to rely on any determination by it or its representatives as to the Fair Market Value specified in the 83(b) Elections and will have no liability to the Grantee if the actual Fair Market Value of the Incentive Units on the date hereof exceeds the amount specified in the respective 83(b) Elections.

1.3. Adjustments. If there shall occur any change with respect to the outstanding Corresponding Holdings Units or the Incentive Units by reason of any recapitalization, reclassification, split, reverse split or any merger, reorganization, consolidation, combination, spin-off or other similar change affecting the Corresponding Holdings Units or the Incentive Units, Holdings or the Company may, in the manner and to the extent that it deems appropriate and equitable in its good faith discretion, cause an adjustment to be made in the number of Incentive Units granted hereunder, the Floor Amount, and any other terms hereunder that are affected by the event to prevent dilution or enlargement of Grantee’s rights and obligations hereunder; provided, that no action may be taken by Holdings or the Company pursuant to this Section 1.3 which will have a material adverse effect on the Incentive Units without the prior written consent of Grantee.

1.4. No Certificates. The Corresponding Holdings Units and Incentive Units shall be uncertificated unless otherwise determined by Holdings, in the case of the Corresponding Holdings Units, or the Company, in the case of the Incentive Units.

Section 2. Vesting.

2.1. Time-Based Vesting.

(a) General. Except as otherwise set forth in Section 2.1(b) below, there shall be no proportionate or partial vesting in the periods prior to each vesting date set forth in the Time-Based Units Vesting Schedule and all vesting shall occur only on the applicable vesting date set forth in the Time-Based Units Vesting Schedule; provided that Grantee has not been Terminated prior to the applicable vesting date set forth in the Time- Based Units Vesting Schedule.

(b) Accelerated Vesting of Time-Based Units. Notwithstanding the provisions of Section 2.1(a) hereof, any Time-Based Units shall become fully vested upon the occurrence of a Company Sale so long as the Grantee has not been Terminated prior to such Company Sale.

2.2. Performance-Based Vesting. The Performance-Based Units shall vest based on the level of aggregate Cash-on-Cash Return achieved by the NM Members (and/or, without duplication, their direct and indirect parent entities) in accordance with the Performance-Based Units Vesting Schedule; provided, that Grantee has not been Terminated prior to the date the applicable Cash-on-Cash Return is achieved. There shall be no proportionate or partial vesting for levels of achievement of Cash-on-Cash Return between the performance thresholds set forth in the Performance-Based Units Vesting Schedule, and all vesting shall occur on a cliff basis only to the extent that an applicable performance threshold is achieved; provided that Grantee has not been Terminated prior to the date the applicable Cash-on-Cash Return is achieved. The Compensation Committee shall in good faith make all determinations necessary or appropriate to determine whether the Performance-Based Units shall have become vested. The Compensation Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.

2.3. Compensation Committee Discretion. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of any portion of the Incentive Units at any time and for any reason, which shall automatically result in the accelerated vesting of such correlative portion of the Corresponding Holdings Units.

2.4. Deferred Consideration. In connection with a Company Sale, if any portion of the transaction consideration to be received by equityholders of Holdings is subject to any contingency or future event including, without limitation, transaction escrow arrangement, holdback, installment arrangements or earnouts (“Deferred Consideration”) is received by equityholders of Holdings in connection with a Company Sale, a portion of the proceeds (representing the incremental dollars to be distributed under Holdings’s distribution waterfall then in effect) to be received by the Grantee in respect of the Incentive Units may be made subject to such deferral arrangement on the same basis as the transaction consideration to be received by such equityholders is made subject to such arrangement (taking into account any applicable requirements under Section 409A of the Code).

2.5. Acceleration. Notwithstanding anything to the contrary, whether in this Unit Agreement, the LLC Agreement, or otherwise, upon termination of Grantee’s service by Holdings or its Subsidiaries other than for Cause, Grantee’s death or Grantee’s termination due to disability (each, a “Qualifying Termination”) (a) the Time- Based Units that are scheduled to vest on the vesting date next following the date of such Qualifying Termination pursuant to the Time-Based Units Vesting Schedule shall become vested on a prorated basis based on a fraction (i) the numerator of which is the number of days Grantee was in service since the preceding vesting date (or if none, the Date of Grant) and (ii) the denominator of which is 365, and (b) the Performance-Based Units shall remain outstanding and eligible to vest during the twelve (12) month period following such Qualifying Termination.

2.6. Vested Portion. Unless the context clearly requires otherwise, the term “Vested Portion” shall refer to, (i) in the case of the Time-Based Units, the portion of the Time-Based Units which, as of a determination date, have become vested as described in Section 2.1 or 2.5 of this Terms Agreement and, subject to the terms and conditions of this Unit Agreement, continue to remain vested as of such date, and (ii) in the case of the Performance- Based Units, the portion of the Performance-Based Units which, as of a determination date, have become vested as described in Section 2.2 or 2.5 of this Terms Agreement, which, for the avoidance of doubt includes only Performance-Based Units for which a Company Sale has occurred and where the applicable performance conditions have been satisfied, and, subject to the terms and conditions of this Unit Agreement, continue to remain vested as of such date.

Section 3. LLC Agreement and Other Requirements; Company Call Rights.

3.1. LLC Agreement and Other Requirements.

(a) In General. If Grantee is not already a party to the LLC Agreement, then Grantee agrees that upon execution of this Unit Agreement, the Grantee agrees to join and become a party to the LLC Agreement and be fully bound by, and subject to all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and the Company agrees to accept Grantee as a party to the LLC Agreement and that this Unit Agreement shall serve as Grantee’s joinder to the LLC Agreement.

(b) Transferability of Incentive Units. The Grantee may not offer or Transfer or agree to offer or Transfer, grant any call option with respect to, borrow against, or enter into any swap or derivative transaction with respect to any Incentive Unit or any interest therein, unless such action is taken in accordance with the LLC Agreement. Any attempted or purported Transfer or other agreement in violation of this Unit Agreement will be void ab initio.

(c) Rights as a Member. The Grantee will be the record owner of each Incentive Unit until or unless such Incentive Unit reverts to the Company as provided in Section 3.2 of this Terms Agreement or is Transferred in accordance with the terms of this Unit Agreement and the LLC Agreement, and as record owner will be entitled to all rights granted to owners of Class C Common Units.

(d) Power of Attorney. By virtue of the grant of the Incentive Units hereunder and Grantee’s execution of this Unit Agreement, Grantee shall be deemed to have granted a power of attorney to the Managing Member in accordance with Section 9.7 of the LLC Agreement with respect to all Incentive Units owned by Grantee and acquired by Grantee hereunder, which power of attorney shall, for the avoidance of doubt, include a grant by the Grantee of a perpetual and irrevocable power of attorney to the Company, with full right, power and authority to take all actions necessary and/or desirable on behalf of the Grantee to effectuate the provisions of this Section 3.

3.2. Company Call Rights.

(a) Except as otherwise provided in this Unit Agreement and as otherwise provided herein, in the event of the Grantee’s Termination for any reason other than a Qualifying Termination, the Company may repurchase from the Grantee and/or, as applicable, any of his or her Permitted Transferees the Vested Portion of each Incentive Unit based on the Fair Market Value of an Incentive Unit on the date of repurchase. For purposes of this Section 3.2, all requirements of a Grantee shall apply equally in full force and effect with respect to any Permitted Transferee.

(b) The Company shall have a period of one hundred eighty (180) days (or such longer period as may be necessary to avoid changing the accounting treatment for the acquisition of the Incentive Units being repurchased from an equity-based accounting treatment to a liability based accounting treatment (as contemplated by FASB ASC Topic 718)); provided that such period shall not exceed three hundred sixty-five (365) days following the date of the Grantee’s Termination, in which to give notice in writing to the Grantee of the Company’s election to exercise its repurchase rights hereunder and thirty (30) days after delivery of such notice to pay the repurchase price and consummate the repurchase transaction. For the sake of clarity, the Company may elect to repurchase any of the Incentive Units of the Grantee and/or, as applicable, any of his or her Permitted Transferees in one or more separate transactions. The repurchase price, if any, payable pursuant to the Company’s exercise of its repurchase rights hereunder shall be paid (i) by delivery to the Grantee of wire transfer or a certified bank check or checks in the appropriate amount payable to the order of the Grantee; (ii) by the cancellation of any indebtedness owed by the Grantee to the Company or any of its Subsidiaries; (iii) by issuance of an unsecured promissory note bearing interest (payable at maturity) at a simple rate per annum equal to the prime rate in effect at such time, with such note to have a maturity date of no greater than seven (7) years following its issuance and otherwise on customary terms and conditions for promissory notes of such type, including acceleration in the event of a Company Sale; or (iv) any combination of clauses (i), (ii) or (iii) of this Section 3.2(b), as determined in the sole discretion of the Company. The Company may choose to have a designee purchase any Incentive Units elected by it to be purchased hereunder so long as the Company shall bear any reasonable costs and expenses of the Grantee in connection with the sale to such designee that the Grantee would not have otherwise incurred in connection with a sale to the Company. All references to the Company in this Section 3 shall refer to such designee as the context requires. The Grantee agrees to take all necessary and reasonable actions as directed by the Company in connection with the consummation of a repurchase pursuant to this Section 3.2, including executing the applicable repurchase documentation. Without limiting the generality of the foregoing, the Company shall be entitled to receive customary representations and warranties from the Grantee regarding the Incentive Units being repurchased including, but not limited to, the representation that the Grantee has good and marketable title to the Incentive Units to be repurchased free and clear of all liens, claims and other encumbrances.

(c) Notwithstanding anything contained herein to the contrary, if at any time following Grantee’s Termination for any reason, Grantee engages in activity that would otherwise constitute a breach of Exhibit 2 (“Restrictive Covenants”) if undertaken during the applicable time period set forth therein, the Company may repurchase from the Grantee and/or, as applicable, any of his or her Permitted Transferees the Vested Portion of each Incentive Unit based on the Fair Market Value of an Incentive Unit on the date of repurchase, such repurchase to be undertaken in a manner consistent with Section 3.2(b) (without regard to the duration of the call period specified therein).

Section 4. Termination.

4.1. In General. If the Grantee’s employment or service relationship Terminates (other than in the case of a Termination for Cause), irrespective of whether the Grantee receives, in connection with such Termination, any severance or other payment from Holdings under any employment or service agreement or otherwise, the Incentive Units, other than the Vested Portion of the Incentive Units, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination.

4.2. Termination for Cause. Notwithstanding anything in this Unit Agreement to the contrary, and in addition to the rights of the Company set forth in this Section 4 (or any other right the Company may have), the Incentive Units, including the Vested Portion of the Incentive Units, shall immediately be forfeited and cancelled, without any consideration being paid therefore and without further action by the Company or any other Person, upon a Termination of the Grantee by Holdings or a Subsidiary of Holdings for Cause.

4.3. Certain Defined Terms. For purposes of this Unit Agreement:

(a) “Base Equity Value” shall mean the cumulative total of (i) the aggregate value of all equity securities held by NM Members and their respective direct or indirect parent entities, as applicable, as of the Combination Closing Date, plus (ii) any additional investment in equity securities of Holdings by NM Members and their respective direct or indirect parent entities, as applicable, following the Combination Closing Date (including (x) any cash dividend, (y) distribution, (z) the proceeds of any partial liquidation of Holdings; but excluding (A) any fees or expense reimbursements under any applicable management or professional services agreement and (B) any fees and expenses realized in connection with any Company Sale).

(b) “Cash-on-Cash Return” shall mean, without duplication, the aggregate gross cash return realized, and/or the fair market value of marketable securities received, by the NM Members or their respective direct or indirect parent entities, as applicable, in respect of the Base Equity Value. Deferred Consideration shall be included in Cash-on-Cash Return if, when and to the extent actually received by the NM Members or, without duplication, their respective direct or indirect parent entities, as applicable. If the NM Members or, without duplication, their respective direct or indirect parent entities, as applicable, receive non-marketable securities or other non-cash property pursuant to a distribution or as proceeds from their aggregate investment in equity securities of Holdings, Grantee shall be treated no less favorably than any other member of the Board of Directors of Holdings (the “Board”) or officer of Holdings and its Affiliates who holds Incentive Units with respect to the inclusion or exclusion of non-marketable securities or other non-cash property from Cash-on-Cash Return.

(c) “Cause” shall mean: (i) if Grantee is party to an employment or severance agreement with Holdings or any of its Subsidiaries in which “cause” is defined, the occurrence of any circumstance defined as “cause” in such employment or severance agreement for so long as such agreement is in effect, or (ii) if Grantee is not party to an effective employment or severance agreement with Holdings or any of its Subsidiaries in which “cause” is defined, one of the following events or conditions, as determined by the Board in its reasonable judgement: (A) Grantee’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a (1) felony or (2) any crime of moral turpitude; (B) Grantee’s embezzlement, breach of fiduciary duty or fraud with regard to Holdings or any of its assets or businesses; (C) Grantee’s continued failure to perform the duties of Grantee’s position, in the Board’s reasonable judgment; (D) Grantee’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of Holdings or any of its subsidiaries or affiliates or customers; (E) Grantee’s breach of a material provision of this Unit Agreement or any other contractual obligation to Holdings or any of its subsidiaries or affiliated entities; or (F) other conduct by Grantee that may be harmful to the business, interests, or reputation of Holdings (including its subsidiaries), including any material violation of a Holdings policy. With respect to clauses (C), (D), (E), and (F) above, Holdings shall provide ten (10) days written notice to Grantee of its intent to terminate for Cause, and during such ten (10) day period Grantee shall have a right to cure (if curable). If not cured within such period (as determined in the Board’s reasonable judgment), the termination of Grantee’s service will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, Grantee’s right to cure as set forth above shall not apply if there are habitual or repeated breaches by Grantee.

(d) “Termination”, “Terminated” or “Terminates” shall mean, with respect to the Grantee, a Termination of Employment or Service, as applicable.

(e) “Termination of Employment or Service” means: a termination of employment or service (for reasons other than a military or personal leave of absence granted by Holdings) of the Grantee from Holdings and its Affiliates. Notwithstanding the foregoing, if no rights of the Grantee are reduced or adversely affected, the Compensation Committee may otherwise define Termination of Employment or Service thereafter, provided that any such change to the definition of the term “Termination of Employment or Service” does not subject the applicable Incentive Units to Section 409A of the Code.

Section 5. Prohibited Activities. The Grantee hereby acknowledges and agrees that he or she will be subject to the restrictive covenants set forth in Exhibit 2 and incorporated herein by reference.

Section 6. Miscellaneous.

6.1. Acknowledgments.

(a) The Grantee hereby acknowledges receipt of a copy of this Unit Agreement and agrees to be bound by all the terms and provisions hereof as the same may be amended from time to time. The Grantee hereby acknowledges that the Grantee has reviewed this Unit Agreement and understands the Grantee’s rights and obligations hereunder.

(b) Except as expressly set forth in the LLC Agreement or as required by applicable law, Holdings and the Company shall have no duty or obligation to disclose to the Grantee, and the Grantee shall have no right to be advised of, any material information regarding Holdings, the Company or any of their respective Subsidiaries or Affiliates at any time prior to, upon or in connection with the repurchase of Incentive Units upon the termination of the Grantee’s employment or service with Holdings and/or any of its Subsidiaries or as otherwise provided hereunder; except Grantee shall be entitled to the calculation of Fair Market Value in connection with any repurchase of the Incentive Units.

6.2. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or which may in any way relate to, the interpretation, or construction or of this Unit Agreement shall be determined by the Compensation Committee, in good faith, whose determination shall be final, binding and conclusive for all purposes.

6.3. Grantee Representations. The Grantee shall be deemed to acknowledge and make the following representations and warranties and as otherwise may be requested by Holdings or the Company for compliance with applicable laws, and any issuances of Incentive Units by the Company and any issuance of Corresponding Holdings Units by Holdings hereunder shall be made in reliance upon the express representations and warranties of the Grantee:

(a) The execution, delivery and performance by the Grantee of this Unit Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any applicable law, rule or regulation or (ii) any contract or agreement to which the Grantee is a party or by which the Grantee or any of Grantee’s properties or assets may be bound or affected.

(b) The Grantee has all requisite legal capacity and authority to carry out the transactions contemplated by this Unit Agreement and the LLC Agreement.

(c) The Incentive Units must be held indefinitely and Grantee must continue to bear the economic risk of the investment in the Incentive Units unless the offer and sale of such Incentive Units are subsequently registered under the Securities Act and all applicable state security laws or an exemption from such registration available (or otherwise provided in the LLC Agreement).

(d) The Grantee is acquiring and will hold the Incentive Units to be issued hereunder for investment for the Grantee’s account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws.

(e) The Grantee has been advised that the Incentive Units to be issued hereunder have not been registered under the Securities Act or other applicable securities laws, on the ground that no distribution or public offering of such Incentive Units is to be effected (it being understood, however, that such Incentive Units are being issued and sold in reliance on an exemption from registration under the Securities Act and applicable securities laws). In connection with the foregoing, Holdings and the Company are relying in part on the Grantee’s representations set forth in this Section 6.3 and the representations included in the Supplemental Provisions, if any. The Grantee further acknowledges and understands that the Company and Holdings are under no obligation hereunder to register the Incentive Units to be issued hereunder.

(f) The Grantee is aware of the adoption of Rule 144 by the United States Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Grantee acknowledges that the Grantee is familiar with the conditions for resale set forth in Rule 144, and acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company and Holdings have no plans to satisfy these conditions in the foreseeable future.

(g) The Grantee will not Transfer the Incentive Units in violation of this Unit Agreement, the LLC Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws; provided that, the foregoing shall in no way limit the Grantee’s ability to Transfer the Incentive Units pursuant to the provisions of the LLC Agreement. The Grantee agrees that the Grantee will not Transfer the Incentive Units to be issued hereunder unless and until the Grantee has complied with all requirements of this Unit Agreement, or the LLC Agreement applicable to the disposition of such Incentive Units.

(h) The Grantee has had the opportunity to ask questions and receive answers from the Company and Holdings concerning the terms and conditions of the issuance of the Incentive Units and to obtain any additional information which the Company or Holdings possesses or can acquire without unreasonable effort or expense that the Grantee has requested.

(i) The Grantee is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Incentive Units. The Grantee is aware that the Incentive Units are a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Grantee is able, without impairing the Grantee’s financial condition, to hold the Incentive Units to be issued hereunder for an indefinite period and to suffer a complete loss of the Grantee’s investment in such Incentive Units.

(j) The Grantee has only relied on the advice of, or has consulted with, the Grantee’s own legal, financial and tax advisors, and the determination of the Grantee to acquire the Incentive Units pursuant to this Unit Agreement has been made by the Grantee independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of Holdings, the Company or any of their respective Subsidiaries which may have been made or given by any other Person (including all Persons acquiring Incentive Units on the date hereof) or by any agent or employee of such Person and independent of the fact that any other Person has decided to become a holder of Incentive Units.

6.4. Governing Law; Venue; Service of Process; Waiver of Jury Trials.

(a) This Unit Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein (it being understood and agreed that any order from any such court may be enforced in any other jurisdiction). Each of the parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under or relating to this Unit Agreement whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereto each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file an original counterpart of a copy of this Unit Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(b) The Grantee (i) agrees that service of process in any such any claim, demand, action, proceeding or cause of action arising under this Unit Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of the Grantee, at the Grantee’s address shown in the books and records of the Company or Holdings, in the case of the Company, at the Company’s principal offices, attention General Counsel, or in the case of Holdings, at Holdings’s principal offices, attention General Counsel, and (ii) agrees that nothing in this Unit Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

6.5. Specific Performance. Each of the parties agrees that any breach of the terms of this Unit Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of this Unit Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

6.6. Severability. Whenever possible, each provision of this Unit Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Unit Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Unit Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7. Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Unit Agreement shall be in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after being mailed by certified or registered mail, postage prepaid, (c) the next business day after being sent via a nationally recognized overnight courier, or (d) upon confirmation of delivery if transmitted by electronic mail electronic mail in portable document format (PDF format) with an electronic read receipt requested, to the email address indicated (provided a copy thereof is also sent by one of the other methods described in this Section 6.7. Such notices, demands and other communications shall be sent to the address, email address or facsimile number indicated below:

(a) If to the Company and Holdings:

Cure Aggregator, LLC (f/k/a Chloe Ox Aggregator, LLC)

Cure TopCo, LLC (f/k/a Chloe Ox Holdings, LLC)

c/o New Mountain Capital, L.L.C.

787 Seventh Avenue

New York, NY 10019

Attention: Vignesh Aier and Kyle Peterson

E-mail:

Cure TopCo, LLC (f/k/a Chloe Ox Holdings, LLC)

4055 Valley View Lane, Suite 400

Dallas, Texas 75244

Attention: Bradford Kyle Armbrester and Denise Quintanilla

Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Garrett Charon and Danna Kivell

E-mail:

(b) If to the Grantee, at the most recent address or electronic mail address contained in the records of the Company or Holdings.

6.8. Binding Effect; Assignment. This Unit Agreement shall be binding on all successors and permitted assigns of the Grantee, including, without limitation, the estate of such Grantee and the executor, administrator or trustee of such estate.

6.9. Amendments and Waivers. The Board shall have the right to amend the Agreement with the consent of the Grantee and the Managing Member; provided, however, that to the extent necessary under any applicable law, regulation, or exchange requirement, no amendment shall be effective unless approved by the members of the Company if required by applicable law, regulation, or exchange requirement.

6.10. Counterparts. This Unit Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

6.11. Entire Agreement. The Unit Agreement and the LLC Agreement (together with any documents contemplated thereby or incorporated therein by reference) constitute the entire agreement between the parties, and supersedes and replaces all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.12. Transfer of Personal Data. The Grantee authorizes, agrees and unambiguously consents to the transmission by Holdings or the Company (or any Subsidiary of Holdings or the Company) of any personal data information related to the Incentive Units awarded under this Unit Agreement for legitimate business purposes. This authorization and consent is freely given by the Grantee.

6.13. No Right to Continued Employment or Business Relationship. This Unit Agreement shall not confer upon the Grantee any right with respect to continued employment or a continued business relationship with Holdings, the Company or any Affiliate thereof, nor shall it interfere in any way with the right of Holdings, the Company, or any Affiliate thereof to Terminate the Grantee at any time.

6.14. Compliance with Laws. The issuance of the Incentive Units pursuant to this Unit Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Incentive Units if any such issuance would violate any such requirements. As a condition to the issuance of the Incentive Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

6.15. Delivery by Email. This Unit Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of email with a scan attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

6.16. Further Assurances. The Grantee shall, from time to time, furnish Holdings and the Company such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Unit Agreement and give effect to the transactions contemplated hereby.

6.17. Supplemental Provisions Govern. The Grantee hereby acknowledges receipt of the Terms Agreement and agrees to be bound by all the terms and provisions herein; provided, however, that in the case of any inconsistency between the Supplemental Provisions and the Terms Agreement, the terms of the Supplemental Provisions shall govern.

6.18. General Interpretive Principles. Whenever used in this Unit Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Unit Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Unit Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Unit Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[Remainder of Page Intentionally Left Blank.]

Exhibit 1

ELECTION TO INCLUDE AMOUNT

IN GROSS INCOME PURSUANT TO

SECTION 83(b) OF THE INTERNAL REVENUE CODE

On February 14, 2020, the undersigned acquired 1,544 Class C Common Units (the “Incentive Units”) of Cure Aggregator, LLC (f/k/a Chloe Ox Aggregator, LLC), a Delaware limited liability company (the “Company”) for $0.00 per Incentive Unit. The total amount paid by the undersigned for the Incentive Units was $0.00. The Incentive Units are subject to a substantial risk of forfeiture (described below) that may not be avoided by a transfer of the Incentive Units to another person and are also subject to certain restrictions on transfer.

The undersigned desires to make an election to have the receipt of the Incentive Units taxed under the provisions of Code §83(b) at the time the undersigned acquired the Incentive Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation § 1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Incentive Units (described below), to report as taxable income for calendar year 2020 the excess (if any) of the Incentive Units’ fair market value on February 14, 2020 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:	Vivian Riefberg

Address:

SSN:

2.	A description of the property with respect to which the election is being made: 1,544 Class C Common Units of the Company.

3.	The date on which the Incentive Units were transferred: February 14, 2020. The taxable year for which such election is made: 2020.

4.

The restrictions to which the property is subject: In general, a portion of the Incentive Units are subject to time-based vesting criteria, subject to taxpayer’s continued service with Cure TopCo, LLC (f/k/a Chloe Ox Holdings, LLC), a Delaware limited liability company (“Holdings”) through such vesting date(s), and a portion of the Incentive Units are subject to performance-based vesting criteria, with such Incentive Units vesting upon achievement of certain investment returns to certain investors of Holdings, subject to taxpayer’s continued service with Holdings and its subsidiaries through such vesting date(s). Upon cessation of the taxpayer’s service, all Incentive Units, to the extent not vested, will be forfeited. In addition, under certain circumstances, the Incentive Units may be forfeited or repurchased from the undersigned at a price equal to the lower of fair market value (as determined by the board of directors of the Company) or the original value of the Incentive Units.

5.

The fair market value on February 14, 2020 of the property with respect to which the election is being made, determined in accordance with IRS Revenue Procedure 93-27 and without regard to any lapse restrictions: $0.00 per Incentive Unit.

6.	The amount paid or to be paid for such property: $0.00 per Incentive Unit.

*    *    *    *    *

A copy of this election has been furnished to the Company pursuant to Treasury Regulations § 1.83-2(d).

Dated: 3/8 , 2020

/s/ Vivian Riefberg
Vivian Riefberg

Exhibit 2

Restrictive Covenants

1. Non-Competition; Non-Solicitation.

(a) During the course of Grantee’s service to Holdings or any of its Subsidiaries (the “Term”), Grantee agrees not to, and shall cause Grantee’s Affiliates not to, either alone or in conjunction with Grantee’s Affiliates, whether as an owner, manager, operator, controller, partner, investor, consultant, independent contractor, agent, employee, co-venturer or otherwise (and whether or not for compensation), directly or indirectly work for or provide services to any Person that is engaged in any business that is competitive with the business of Holdings or any of its Subsidiaries in the United States, as conducted or in active planning during the Term. Notwithstanding the foregoing, Grantee may directly or indirectly own, solely as an investment, securities of any Person traded on any national securities exchange, provided that Grantee is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Term and for a period of twelve (12) months following the date on which Grantee ceases to provide services to Holdings or any of its Subsidiaries (the “Non-Solicitation Restricted Period”) Grantee agrees not to, and shall cause Grantee’s Affiliates not to, knowingly, either alone or in conjunction with Grantee’s Affiliates, directly or indirectly induce or attempt to induce any C-level executive officer of Holdings or any of its Subsidiaries (each, a “Senior Restricted Employee”) or any employee of Holdings or any of its Subsidiaries that is not a Senior Restricted Employee (each, a “Restricted Employee”) to leave the employ or service of Holdings or any of its Subsidiaries, hire any Senior Restricted Employee or Restricted Employee, or in any way interfere with the employee relationship between Holdings or any of its Subsidiaries and any such Senior Restricted Employee or Restricted Employee.

(c) During the Term and the Restricted Period, Grantee shall not, and shall cause Grantee’s Affiliates not to, either alone or in conjunction with Grantee’s Affiliates, directly or indirectly, (i) solicit or service, or assist in soliciting or servicing the business of any then current client or prospective supplier, licensee, licensor or other business relation of Holdings or any of its Subsidiaries in a manner which (x) induces such Person to cease doing business with, or (y) reduces the amount of business conducted with, Holdings or its Subsidiaries, or (ii) in any way interferes with the relationship between any then current or prospective client, supplier, licensee, licensor or other business relation of Holdings or any of its Subsidiaries: (A) with whom Grantee had personal contact or dealings on behalf of Holdings or any of its Subsidiaries during the one-year period immediately preceding Grantee’s termination of service; (B) about whom Grantee had knowledge of any of Holdings’s or any of its Subsidiaries’ plans with respect to such Person; (C) with whom persons reporting directly to Grantee have had personal contact or dealings on behalf of Holdings or any of its Subsidiaries during the one-year period immediately preceding Grantee’s termination of service and about whom Grantee had Confidential Information; or (D) for whom Grantee had direct or indirect responsibility during the one-year period immediately preceding Grantee’s termination of service and about whom Grantee had Confidential Information.

(d) Grantee acknowledges and agrees that the length of the covenants set forth in this Section 1 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Holdings and its respective Subsidiaries.

2. Confidentiality.

(a) Grantee will not at any time, whether during or after the Term, (i) retain or use for the benefit, purposes or account of Grantee or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of Holdings, its Subsidiaries or its Affiliates (other than Grantee’s professional advisers who are bound by confidentiality obligations or otherwise in performance of Grantee’s duties during Grantee’s service with Holdings and/or its Affiliates and/or Subsidiaries and pursuant to customary industry practice), any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of Holdings or its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to Holdings or any of its Subsidiaries or Affiliates on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Grantee’s breach of this or any other confidentiality covenant; (ii) made legitimately available to Grantee by a third party without breach of any confidentiality obligation of which Grantee has knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii), Grantee shall give prompt written notice to Holdings of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by Holdings to obtain a protective order or similar treatment.

(c) Except as required by law, Grantee will not disclose to anyone, other than Grantee’s family (it being understood that, in this Exhibit 2, the term “family” refers to Grantee, Grantee’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Unit Agreement; provided that Grantee may disclose to any prospective future employer the provisions of this Exhibit 2.

(d) Upon termination of the Term for any or no reason, Grantee shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Holdings or any of its Subsidiaries; and (ii) immediately destroy, delete, or return to Holdings, at Holdings’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Grantee’s possession or control (including any of the foregoing stored or located in Grantee’s office, home, laptop or other computer, whether or not Holdings property) that contain Confidential Information, except that Grantee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. Grantee may use Holdings and its Subsidiaries’ trade name in referencing her service (in writing or orally) to such companies for purposes of her resume or biography, it being understood that any such use does not relive Grantee of her obligations hereunder.

(e) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Exhibit 2 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Unit Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) The provisions of Section 2 hereof shall survive the termination of Grantee’s Term for any or no reason.

3. Whistleblower Protection. Notwithstanding anything to the contrary contained in this Unit Agreement (including Exhibit 2), no provision of this Unit Agreement shall be interpreted so as to impede Grantee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Grantee does not need the prior authorization of Holdings or its Subsidiaries to make any such reports or disclosures, and Grantee shall not be required to notify Holdings or its Subsidiaries that such reports or disclosures have been made.